Exhibit 21

SUBSIDIARIES

OF

CHESAPEAKE ENERGY CORPORATION

Oklahoma Corporation

Corporations	State of Organization
Arkansas Midstream Gas Services Corp.	Arkansas
Chesapeake Cratex Corp.	Delaware
Chesapeake Eagle Canada Corp.	New Brunswick
Chesapeake Energy Louisiana Corporation	Oklahoma
Chesapeake Energy Marketing, Inc.	Oklahoma
Chesapeake Operating, Inc.	Oklahoma
Chesapeake South Texas Corp.	Oklahoma
Chesapeake VRT Corp.	Oklahoma
Diamond Y Enterprise, Incorporated	Pennsylvania
Gene D. Yost & Son, Inc.	Oklahoma
NCL Midstream Corp.	Oklahoma
Nomac Drilling Corporation	Oklahoma
Sparks Drive SWD, Inc.	Delaware

Limited Liability Companies	State of Formation
Carmen Acquisition, L.L.C.	Oklahoma
Chesapeake Acquisition, L.L.C.	Oklahoma
Chesapeake Acquisition II, L.L.C.	Oklahoma
Chesapeake Appalachia, L.L.C.	Oklahoma
Chesapeake BE, L.L.C.	Oklahoma
Chesapeake-Clements Acquisition, L.L.C.	Oklahoma
Chesapeake Land Company, L.L.C.	Oklahoma
Chesapeake ORC, L.L.C.	Oklahoma
Chesapeake Royalty, L.L.C.	Oklahoma
Chesapeake Cratex, LLC	Delaware
East Texas Trucking Services, L.L.C.	Oklahoma
Gothic Production, L.L.C.	Oklahoma
Great Plains Oilfield Rental, L.L.C.	Oklahoma
Hawg Hauling & Disposal, LLC	Delaware
Hodges Trucking Company, L.L.C.	Oklahoma
Mayfield Processing, L.L.C.	Oklahoma
MC Mineral Company, L.L.C.	Oklahoma
Texas Midstream Gas Services, L.L.C.	Oklahoma

Partnerships
Chesapeake Exploration Limited Partnership	Oklahoma
Chesapeake Louisiana, L.P.	Oklahoma
Chesapeake Sigma, L.P.	Oklahoma
MidCon Compression, L.P.	Oklahoma